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The following is a transcript of an interview conducted by Bloomberg TV of Brad Jacobs on December 4, 2023. This transcript was prepared by a third party and has not been independently verified and may contain errors.

Brad on Bloomberg TV
Alix Steel, Guy Johnson, Brad Jacobs
December 4, 2023

1.      Alix Steel:    Let’s get an investor view on how to view the world and the markets and investments. Brad Jacobs, executive chairman of XPO, career CEO and serial entrepreneur. Brad founded and led seven billion-dollar companies, but really want to know is what’s going to be his eighth. Today he announced that he is creating a $1 billion investment vehicle. But where will that money be going and which industry is it rolling into? And his new book, How to Make A Few Billion Dollars, is also out in January. Maybe there’s some clues in there? Brad, nice to see you.

2.      Brad Jacobs:    There are. The whole book is about that. Great to see you.

3.      Alix Steel:    Okay, so give us like the teaser. What are you going to do?

4.      Brad Jacobs:    What I’m going to do in the news today is that we’re taking $1 billion dollars, $900 million of mine and $100 million from friends and family, the biggest one being Sequoia Heritage. And we’re putting that in the form of a PIPE into a company called Silversun Technologies. Then we’re going to spin that company off back to the legacy shareholders, give them a $2.5 million dollar dividend, give them a small percentage of my next company and then I’m off to the races.

5.      Guy Johnson:    Okay, Brad, great to see you. Good morning. It’s Guy. Where are the races taking place? Which particular area should we think about maybe those races being?

6.      Brad Jacobs:    Well, we’re not announcing the industry today. We want the market to digest this $1 billion dollar PIPE first. But I can tell you it’s gonna be a similar industry in terms of its characteristics to the other industries that we’ve successfully consolidated over the years. So, it’s going to be in industrial services; a large industry, hundreds of billions of dollars in size; something that’s growing; something that’s rich with acquisition opportunities; and where bigger is better.

7.      Alix Steel:    I’m like looking through to think like what the clues of what that would be like. Why is now a good time to be doing all of this? Aside from the fact that this is what you do and this is what you love to do. In the macro environment, why does now make sense?

8.      Brad Jacobs:    Any time is a good time to start a company that’s got a good strategy, a good business plan, and has an ability to put together an amazing management            team, because that’s what it’s all about in the end, and have an opportunity to take technology and apply it to improve the industry that we’re entering. And so, this is a good time. As good as any.

9.      Guy Johnson:    “As good as any.” There are differences you could argue over the last few years to what we see now. We’ve got higher interest rates; we’ve got a labor market that is significantly tighter; labor seems to have more power. Does that make, do those, some of those characteristics make this time different, Brad, for the industry you’re targeting?

10.    Brad Jacobs:    Yes and no. I mean, first of all, labor’s loosened up a little bit in the last couple of months. But, more importantly, that’s the economics of where the world is at the moment. But I’m not doing this for a quarter or for two quarters. I’m doing this for 10 years, something like that. And the other companies that we’ve consolidated, the other industries that we’ve made a lot of money for our shareholders in, we were in there for an average of 10 to 11 years. So, where we are, what the world looks like right this minute is really not the point.

11.    Alix Steel:    So, help me understand it. Is it going to be like taking old industries and like helping it modernize? Is it going to be going where the new sexy thing is? Is it going to be a combination of both?

12.    Brad Jacobs:    I don’t go for the new sexy thing.

13.    Alix Steel:    Okay.

14.    Brad Jacobs:    I go for industrial services that are real companies.

15.    Alix Steel:    Like the Warren Buffett of like industrial services.

16.    Brad Jacobs:    Well, I’m humbled for you to be comparing me to Warren Buffett. But —

17.    Alix Steel:    But like things we know, we can see, we can touch, understand.

18.    Brad Jacobs:    Yes. Real things. Things that are not going to go into the metaverse. Things that are not going to go into virtual reality. Things that AI is going to be our friend, not going to be our disruptor.

19.    Alix Steel:    Okay.

20.    Guy Johnson:    Okay, so, you bring up AI, so let’s talk a little bit about that. Industrial services — you would have, people talk about the productivity enhancements that AI is going to bring. And industrial services is often an area that they talk about it affecting, because the productivity opportunity there could be quite significant. Brad, when you think about where the opportunity is going to come from here, is it scale? Is it the application of technology? Is it the application of a good HR team and being able to manage the people better? Is the secret sauce going to be a combination of all of those and what’s going to go into the mix in terms of the kind of percentages, and are those percentages again different?

21.    Brad Jacobs:    Well, you raise excellent questions there, and I wrote a whole book about that. And it’s not one secret sauce of one particular one item. It’s a whole bunch of stuff and putting those all together, and the things that you mentioned are definitely part of it. Applying technology in order to do the business better; in order to give better customer service; in order to create a better workplace for our employees, to communicate better with our employees; foster a really engaged culture; to have an organization that’s got fantastic people at all levels. That’s the biggest component of all the different components to the trick: Have world-class talent at every level of the company and be very, very picky and disciplined on that. But, also, be in a business where you have tailwinds in terms of the trend. And where scale is something that’s a beneficial thing, where as you get bigger you have economies of scale and you can serve the customer better and you can provide more career advancement for your people and you can spread your SG&A across a bigger revenue base. So, all the things you mentioned are important components to creating a lot of shareholder value, but the people is the most important one.

22.    Alix Steel:    How hard is it to find good people right now?

23.    Brad Jacobs: I am lucky in that I know a lot of great people from various industries and various companies that I’ve worked at and led over the years. So, it’s not that hard for me, but it’s hard. Good people, great people are rare. And, of all the different components of what’s going to hopefully make us more successful than we’ve been in the past even, it’s sticking to that discipline of only bringing into the company rock stars, superstar people.

24.    Guy Johnson:    Yeah, we’ve met a few. Calling them rock stars, I think they’re — they’re definitely up there.

25.    Alix Steel:    They have rizz. They have rizz. Can we use that?

26.    Guy Johnson:    Yeah, they have rizz. They have rizz. Mark, we’re talking about you here. Brad, you talk about being able to attract great people. You mentioned a moment ago that you think the labor market is beginning to ease up a little bit. What is your sense of where we are in the economy right now?

27.    Brad Jacobs:    It’s softened. It has softened quite a bit in the last few months. I don’t see it having turned, and suddenly getting better yet. I still, I see it still softening a little bit more.

28.    Alix Steel:    Speaking of the broader economic cycle that we’re in, I appreciate that you say you’re making decisions for 10 years. So, like, where we’re going in the next quarter is not that relevant. But, there are some like structural forces like onshoring/nearshoring, “friend-shoring,” the energy transition, the rise of unions, as Guy pointed out earlier. What are the trends that you see developing over the next 10 years that really make it a different place to invest than you might have, say, 30 years ago?

29.    Brad Jacobs:    Clearly the biggest trend is technology. And, within technology, it’s AI. And I have a whole chapter in the book about the last two million years of the various inventions that we humans have made in our tools and our technology, and how that’s accelerated in the last, even 20 years, it’s dramatically accelerated. And now, with generative AI, it’s going to take a whole ‘nother leap forward. So, in terms of making money in business, you have to figure out a way that you position yourself, so that you can use AI to run the business better. You have to be in a business that AI is not going to replace what you’re doing, but AI is going to make what you do more profitable. You can get things done faster. You can get information gathered and transmitted more effectively. You can write your comms, your marketing stuff more quickly and more effectively from using AI. You can use AI to do demand forecasting and workforce level product predictions. So, you have to figure out a way to position yourself to benefit from these dramatic changes in technology.

30.    Guy Johnson:    When do you think that’s going to happen? Over what time frame should we be thinking about it? How are you thinking about the impact that it’s going to have? If we can make the economy more productive, we can use people better. It’s going to be sort of disinflationary. The impact is going to be disinflationary because we can deal with this with lower rates. Over what time frame should we think about that?

31.    Brad Jacobs:    Much faster than we’re thinking about it. I think it’s accelerating. The pace of progress in technology — particularly in AI, but also in robotics, in machine learning — the pace is of progress is increasing. And, Guy, I think that’s a great thing. I think that it’s going to make life much more interesting, much more human-like, even though that’s a paradox. And I think we’re going to have a lot more free time for people to do what they want to do, because computers and technology and robots. Automation is going to replace a lot of that stuff.

32.    Alix Steel:    Except for TV anchors, right? Like, that, that can’t be replaced.

33.    Brad Jacobs:    I don’t know. I mean, even CEOs, we’re going to be replaced by AI.

34.    Alix Steel:    Well, that’s depressing.

35.    Brad Jacobs:    Holograms and robots.

36.    Alix Steel:    Oh good, we’ll have an Alix and Guy hologram show.

37.    Brad Jacobs:    You and Guy are irreplaceable.

38.    Alix Steel:    Thank you, woah, I was digging hard for that. So, Brad — Wait, go ahead.

39.    Guy Johnson:    I was gonna say, we’re gonna cut that bit and use it time and time again. That’s a good thing.

40.    Alix Steel:    That’ll be on our holograms. So, as you take a look, then, are you optimistic about the global economy? Like, I get that you’re really pumped about tech, as well as the evolution of how you use AI into certain business streams. But when you look out into what’s happening today, how do you feel about where we’re headed?

41.    Brad Jacobs:    Uncertain. I think there’s a lot of variables up in the air, depending on how they’re resolved, may be very good for the economy or may be very bad for the economy. And I’m particularly referring to geopolitical events in Europe, in the Middle East, in Asia. These could have a big effect, one way or the other. And government programs are going to have a big effect, as well.

42.    Alix Steel:    Right, and all the money going into different things. Hey, Brad, thanks a lot. It was really fun to catch up with you. We could talk to you forever. Brad Jacobs, Chairman of XPO Logistics. And congrats on the book. Congrats on the new venture. We’re looking forward to keeping track of you.

The following is a transcript of an interview conducted by Bloomberg Radio of Brad Jacobs on December 4, 2023. This transcript was prepared by a third party and has not been independently verified and may contain errors.

Brad Jacobs on Bloomberg Radio
December 4, 2023

1.      Paul Sweeney:    Brad Jacobs, he’s the executive Chairman of XPO. You know that logistics company XPO as a ticker on your Bloomberg terminal.

2.      Jess Menton:    Stock’s up more than 170%.

3.      Paul Sweeney:    Not bad. It’s got $10.5 billion market cap. But before that, XPO, he was Chairman and CEO of United Waste Management — United Waste Systems, I’m sorry; former Chairman and CEO of United Rentals; and he was CEO of XPO from 2011 to 2022 before becoming Executive Chairman. So, this is somebody who just can’t sit still.

4.      Jess Menton:    Quite the CV.

5.      Paul Sweeney:    Brad Jacobs, he’s in our Bloomberg Interactive Brokers studio today. So, Brad, I know you’ve got a new fund out there, $1 billion dollars. I’m guessing most of it, if not all of it, is your money. What are you guys looking to do with this new fund? What’s next?

6.      Brad Jacobs:    So, only $900 million is mine. The other $100 million is from friends and family, the largest one being Sequoia Heritage.

7.      Paul Sweeney:    Oh, nice. That’s a good friend.

8.      Brad Jacobs:    And the family being real family. Like, my sister and my brother and my niece and my nephew. So, we’re taking that billion dollars and we’re putting it into a small-cap — about $15-20 million market cap. Well, it was. It’s doubled its stock price today, so maybe it’s $30 million or $40 million market cap, now. It’s called SilverSun Technologies. And we’re then going to spin that company back off to the legacy shareholders of SilverSun. So, in a few months, when the deal closes, the SilverSun shareholders will have their company back. They’ll also get a $2.5 million dollar dividend, and they’ll get about a 0.3% share in my new company.

9.      Paul Sweeney:    And your new company is going to do what?

10.    Brad Jacobs:    Well, we haven’t announced the industry yet.

11.    Paul Sweeney:    But you’re going to use this shell, this public entity, this vehicle to make an acquisition?

12.    Brad Jacobs:    Absolutely.

13.    Paul Sweeney:    So, tell us what the acquisition is.

14.    Brad Jacobs:    This company will be publicly traded. It’ll have a billion dollars in cash. And we’ll do the same playbook that I’ve been doing for decades. We’re going to consolidate an industry. I’m going to buy companies. I’m going to assimilate them. I’m going to improve them. We’re going to get synergy from them. I’m going to assemble a world class team. I’m going to apply technology to improve the business. And we’ll be off to the races.

15.    Paul Sweeney:    So, you’ve identified the company, you just haven’t announced it yet.

16.    Brad Jacobs:    That’s correct. No —

17.    Jess Menton:    Will you tell us? [laughter]

18.    Brad Jacobs:    We’ve identified the industry.

19.    Paul Sweeney:    You’ve identified the industry.

20.    Brad Jacobs:    We don’t have a company, per se, that we’re about to buy, although we’re talking to several of them.

21.    Jess Menton:    Can you tell us what the industry is?

22.    Brad Jacobs:    Well, we’ll play “bigger than a refrigerator, smaller than a....” [laughter]

23.    Paul Sweeney:    So, I gotta get you back again in. like what, a week’s time or something?

24.    Brad Jacobs:    Something like that.

25.    Paul Sweeney:    Alright, alright. So, what do you look for? I mean, waste management, logistics. I mean, these things aren’t sexy, but what do you look for?

26.    Brad Jacobs: I think they’re sexy, come on.

27.    Paul Sweeney:    Well, they’re sexy for your bank account.

28.    Brad Jacobs:    Sexy means making a lot of money for shareholders.

29.    Jess Menton:    There you go.

30.    Brad Jacobs:    And at United Rentals we got in, it was $3.50 a share when I started the company in 1997. And, on Friday, it was over $500 a share. XPO Logistics, when we started in 2011, the investors who came in with me made 32x their money as of last year. So, I consider that very, very sexy.

31.    Paul Sweeney:    When you put it that way. So, what characteristics do you look for in a business when you go to acquire? Because you remind me of, I’m gonna have to think of his name again, who did this in the cable industry, the radio business, and then the entertainment business up in Boston. Anyway, what do you look for in a company or an industry?

32.    Brad Jacobs:    So, I look for very specific things. They’ve all been in industrial services. That’s my bailiwick. I look for large industries. I look for industries that are hundreds of billions of dollars in size. I look for ones that there’s lots of interesting companies to buy. It’s not consolidated so much that there’s not a whole lot to buy. It’s still fragmented. And at reasonable prices; at multiples less than what we’re going to trade at, so we get some accretion from what we’re buying. And I look for an industry where it’s not totally tech-forward, yet. And I can take our tech prowess and apply it to the industry to get an advantage.

33.    Jess Menton:    So, what industries do you see that have opportunities at this point?

34.    Brad Jacobs:    You’re not going to give up. [laughter] So, stay tuned. I will definitely tell the whole world what industry we’re going to consolidate, but not today.

35.    Paul Sweeney:    What kind of capital structure do you think is appropriate today versus maybe when you did United Rentals, when you did XPO? Debt is not free anymore. Talk to us about that. Talk to us about, maybe, if there’s any other external equity you need, can you get it?

36.    Brad Jacobs:    So, in the first instance we’ll be debt free. We’ll have $1 billion dollars of equity that we’re putting into the company and we’ll have no debt. Over time, to answer your question, I think one or two turns is probably a conservative way to approach it, given the world and the turbulence and the risky nature of what’s going on in geopolitics. And in terms of it being available, there’s never any problem raising money if you’ve got a good track record and you have a good team and you have a good business plan. So, I’m not worried about access to capital.

37.    Jess Menton:    What do you think that tells us about the direction of the economy right now?

38.    Brad Jacobs:    Well, I’m not gonna give a prediction, because my predictions have been bad over the last year and a half. Like most everyone else, a year and a half, two years ago, I thought a recession was coming, and no recession came. So, I’ve withdrawn my conviction on predicting the economy. Having said that, I do see it being generally soft out there in Europe and in the United States. And I see it slowing. I don’t see it picking up.

39.    Paul Sweeney:    So, in your investments, let’s say what you’re looking at coming forward, is it that you prefer to stay in the US? Are you looking for a global business? How do you just think about geography? Because a lot of folks are saying, “I can’t go to China. The growth isn’t there in Europe for me.” How do you think about it?

40.    Brad Jacobs:    Well, Asia has an extra level of risk because what’s going on with China. So, I’m not eager to get into Asia. I like North America a lot. I like the United States a real lot for all the obvious reasons. But I don’t mind Western Europe — France, UK, Spain, Germany. These are great countries with big economies and the rule of law.

41.    Paul Sweeney:    So, what we saw during the pandemic was a sense of re-shoring or “friend-shoring”, that type of thing. Did you see that? Do you see that at XPO? And how does, maybe, how does that change our supply chain? Because I kind of grew up in an era where it was all about globalization, more and more globalization. That seems to have stalled a little bit.

42.    Brad Jacobs:    It’s stalled a lot. I see that more in our supply chain spin-off, GXO Logistics, which has about 200 million square feet of warehouse across 1,000 warehouses around the world. There, you’ve seen a lot of our customers who had a big part of their supply chain originating in China migrate to Malaysia, to Vietnam, to India, to Mexico, back to United States. So, that’s trend that’s probably not going to turn around. I think people want to de-risk being dependent on China.

43.    Jess Menton:    And especially when it comes to the supply chains and what we just went through because of the pandemic, where are you seeing improvements and where are there still some lags there that are issues for the broader global supply chain?

44.    Brad Jacobs:    The supply chain has normalized quite a bit. It’s not anything like it was a couple of years ago, during COVID, when it was hard to get anything and things moved very slowly and the prices were real high. To the contrary, the price of freight transportation and logistics in general has come down a lot. And capacity, the availability of transportation, is available quite a bit.

45.    Paul Sweeney:    So, what’s the biggest challenge as you think about it? I mean, you’re going to put some capital to work here. What do you think, just broadly defined, are some of the biggest challenges that you’re going to have for, again, redoing your playbook, growing maybe through acquisition and so on and so forth. What do you think are some of the challenges over the next several years for you?

46.    Brad Jacobs:    The most important thing that has to be accomplished in any business plan, but particularly one that’s going to be high-growth and where we’re aiming for the stars in terms of very high returns to shareholders, is people. You’ve got to assemble a world-class — real world-class, not even first class — a world-class management team that’s hard working, that’s honest, that gets along well, that plays well in the sandbox together; is super smart, very focused; really understands what they’re doing; they’re on top of everything. And if you can get a management team assembled that’s got those kind of superstars, the rest? I won’t say it’s super easy, because nothing’s super easy, but it’s relatively easy.

47.    Jess Menton:    What’s one of the top questions that you get from shareholders?

48.    Brad Jacobs:    Well, shareholders are always thinking about — Well, it depends which shareholders we’re talking about. So, there’s two categories there. You have short-term and long-term. So, the hedge funds and some of the high-velocity funds, they’re very interested in the quarter, maybe the next quarter; at the most, the outlook for the next year. But the long-only institutions who own, you know, 5%, 10%, 15% of a public company and are owning it for several years, they’re seeing way past that. They’re not so interested in the quarter, although that’s interesting, but it’s not the real focus. The focus is, “How are you going to grow the business? How are you going to grow this business over the next five years; over the next 10 years? What kind of organic growth are you going to have? What kind of margin expansion are you going to have? What are you looking at in terms of return on capital? And what is the specific business plan and the levers we should watch in order to hold you accountable?” Those are the kind of questions that the serious shareholders ask.

49.    Paul Sweeney:    Alright. We’ll be paying attention. We’ll be watching the Bloomberg Terminal to see that headline go across. Brad Jacobs, he’s Executive Chairman — for now — of XPO.

50.    Brad Jacobs:    Not “for now’”. I’m executive chairman.

51.    Paul Sweeney:    Okay. He’s got a new fund out there, folks. So, you know, keep an eye out on your Bloomberg Terminal to see what Brad and his team go for next. Brad Jacobs, Executive Chairman of XPO in our Bloomberg Interactive Brokers studio.

The following is a transcript of an interview conducted by Fox Business of Brad Jacobs on December 6, 2023. This transcript was prepared by a third party and has not been independently verified and may contain errors.

1.      Charles Payne:    Well, my next guest is creating a new, billion-dollar, publicly listed company designed specifically to make acquisitions. Wanna bringing out XPO executive chairman, Brad Jacobs. And Brad, so, here’s the thing. I know that you’re specifically looking for companies in that AI space, which, I’m glad you’re doing this, because the big question everyone asks me is, “Outside of the picks and shovels, the Nvidias and AMDs of the world, how do you make money in AI?”

2.      Brad Jacobs:    So, first of all, great to see you, Charles. So, I’m not going to do an AI company.

3.      Charles Payne:    Sure.

4.      Brad Jacobs:    I’m going to do a company in the industrial space and use AI and robotics and technology and all the different forms of automation to improve the business.

5.      Charles Payne:    Okay, so, walk us through how does that look, then. Because, the industrial, it’s industrial-based, which is, of course, is your background. And the applications, the robotics seem pretty obvious. The AI stuff, maybe not so much. But, then again, I read that it’s gonna cure everything.

6.      Brad Jacobs:    So, I was in two board meetings this week — XPO and GXO. XPO is the trucking company and GXO is the warehousing company. AI was a big part of both agendas.

7.      Charles Payne:    Right.

8.      Brad Jacobs:    People are using AI now for pricing. People are using AI to communicate with customers. People are using AI now to write marketing materials. People are using AI to do demand forecasting. People are using AI to do inventory management. It’s moving very fast.

9.      Charles Payne:    You know, earlier, we were talking about productivity. We had the third-quarter revision today. You know, unit labor cost down more than expected; productivity, you know, growing. We could be in the midst of another miracle productivity miracle. Obviously, AI’s going to play a role in that. Could it play too big of a role? Could, I mean, in terms of Main Street and job losses?

10.    Brad Jacobs:    Well, robotics and automation is not great for jobs, because, by definition, it replaces a human being with robots or types of automation. But AI should make the economy stronger. AI should make the economy more efficient. That should create jobs.

11.    Charles Payne:    XPO, I just gotta give you a shoutout, because the company’s been on fire. You got an upgrade today. Cowen, I think, is like $96. They range the price. Stock’s under a little bit of pressure, but you’ve got a higher target yet again. We’ve got a 20-year chart on. It’s been absolutely unstoppable. How have you been able to pull this off? Because it’s a pretty enviable chart for most companies over the last 20 years.

12.    Brad Jacobs:    Well, first I need to give credit where credit is due. I haven’t been CEO for a year. I’ve been executive chairman. Mario Harik’s been leading the team, doing a fantastic job executing on operational excellence.

13.    Charles Payne:    But as I said, we’ve got a 20-year chart, so it’s been going pretty good for a long time.

14.    Brad Jacobs:    Oh yeah.

15.    Charles Payne:    I just, I like the humility, but still, you can take some, you can take a small bow. The reason I mention that is because it’s, it’s been a tough environment. We call it “a stock picker’s market”. This is certainly one people wish they would have been in. Let me segue outta that, though, because now we’re talking about making money, and nothing could catch your attention more than How to Make a Few Billion Dollars.

16.    Brad Jacobs:    Catchy title, right?

17.    Charles Payne:    Pretty good, yeah. This could get you number one on the list, just without any of that —

18.    Brad Jacobs:    It is number one on Amazon.

19.    Charles Payne:    There you go. There you go. But, well, tell us how. Without giving away the entire book, give us some juicy tidbits.

20.    Brad Jacobs:    So, it’s the same answer that I was going to give to your last question, which is, how did we do that? How did we create 32x, original investors’ money, in XPO? How did we create over 100x return of investors’ original capital in United Rentals. It was by following a playbook and sticking to that playbook with discipline. And that playbook was do accretive acquisitions — meaning, be disciplined on the price — but buy good companies, put them together and get synergy between them. Find where there’s duplicative costs. Find where there’s opportunity to do cross-selling. Find where there’s opportunities to transfer best practices. Find opportunities to use technology. Find opportunities to upgrade the quality of management on all levels. That’s the playbook, and that works.

21.    Charles Payne:    It does work. And, again, we just had the 20-year chart to prove it. How to Make a Few Billion Dollars. Brad Jacobs, thank you so much.

22.    Brad Jacobs:    Good to see you.

23.    Charles Payne:    Great stuff, man.

The following is a transcript of an appearance by Brad Jacobs on Yahoo! Finance on December 6, 2023. This transcript was prepared by a third party and has not been independently verified and may contain errors.

1.      Julie Hyman:    Alright, moving on. Let’s talk about billionaire Brad Jacobs, founder of five publicly traded companies like freight transit company XPO and the world’s largest equipment rental company, United Rentals. Well, Brad’s back at it again with a new investment vehicle. Alongside minority co-investors, he’s going to funnel a billion dollars into software firm SilverSun Technologies. That cash will then be used for acquisitions at a later date, and Jacobs will become the chairman and CEO of SilverSun. He’s here with us right now. He’s still chairman of XPO. It’s great to see you, Brad. You also, by the way, oh, in your spare time, just wrote a book: How to Make a Few Billion Dollars.

2.      Brad Jacobs:    Thank you for reading it.

3.      Julie Hyman:    Yeah. Sure! So, first I have to ask you, because we, you know, we have talked and I knew that you were looking, sort of, for your next chapter.

4.      Brad Jacobs:    Chapter... [points to book]

5.      Julie Hyman:    Ah, I wasn’t even doing that on purpose. So, why structure it in this particular way? So, it’s interesting because you are buying this company, effectively, but you’re going to get rid of what it does now and make it do whatever you want it to do. But why do this versus, say, a SPAC, or another kind of investment vehicle?

6.      Brad Jacobs:    I don’t like SPACs from the point of view of I don’t know that there’s a real, fair alignment between the “promoter”, so to speak, and the investors. They don’t put any money in, usually, and they get 20% off the top. What I’m doing is something very different. We’re actually putting, we’re putting our money where our mouth is. We’re putting a billion dollars into a very small-cap company who’s $15 million or $20 million of market cap, as of a few days ago. And then we’re going to spin back that company to its legacy shareholders. We’re going to give them a little dividend, $2.5 million dollars. We’re going to give them a little taste of the new company, like less than half a percent. Then we’ll be left with a publicly traded company with a billion dollars of cash in it, and we’re off to the races.

7.      Julie Hyman:    And how did you pick this one? I mean, could it almost have been any company? I mean, what criteria then, because you’re getting rid of that fundamental business?

8.      Brad Jacobs:    I like the fact that it was small, so we had less dilution. You remember with XPO, we did a similar concept, where we had a company called Express-1 — which is where the ticker, “X-P”, Express, “One” came from — and we put $150 million into it, we did a PIPE into it, and we got about 70% of it. We had a lot of dilution. 30% made billions of dollars on our backs. So, this time, we’re going to have over 99% of the company from the beginning. So, its small size actually was a benefit to us.

9.      Julie Hyman:    Okay, so, businesses you’ve done so far: oil brokerage; waste management; logistics; and now —

10.    Brad Jacobs:    Equipment rental.

11.    Julie Hyman:    Equipment rental — a small one that I forgot. So, what’s this one going to be?

12.    Brad Jacobs:    I’m not going to tell you, yet. But I will describe, in general, what I’ve been looking for for over a year, and what I’m soon going to announce, but not today. I look for large industries. All the industries you just mentioned are ones that are hundreds of billions of dollars in size; some actually even over a trillion dollars. Why? Because I want to create a company that’s tens of billions of revenue. So, I can’t go to an industry that’s only tens of billions of revenue, or else that’s not realistic. So, I look for large, large industries, ones where there’s lots of companies to buy, where I can do acquisitions and where it makes sense to do acquisitions. In other words, where 1 + 1 + 1 = more than three. And I have found an industry that I’ll announce soon that meets those requirements.

13.    Julie Hyman:    So, in in looking through this book and in learning a little bit about your thought process, it is not a traditional thought process. I think it’s —

14.    Brad Jacobs:    Well, I’ll take that as a compliment, Julie.

15.    Julie Hyman:    And I, and I mean it as one.

16.    Brad Jacobs:    Because if you have traditional thought processes, you have traditional results.

17.    Julie Hyman:    Exactly. So, as you’re thinking about what industry you want to get into, what are you, how have you been trying to find it? What are the sort of, you know, types of methods like you described in the book that you’re using?

18.    Brad Jacobs:    Oh, I’ve looked at so many industries in the last year. It’s been fun; very intellectually stimulating, and I’ve learned tons and tons about many, many industries. But I ruled out almost all of them, because they didn’t check all the boxes I was looking for. Either they were not terribly profitable industries or they were way over-valued, in my humble opinion, or acquisition wasn’t really the proper way to go for that industry, or there was no way to apply technology to improve the business, or I couldn’t bring some of the management techniques that have worked so well at United Rentals and at XPO and United Waste. I couldn’t apply it there. So, I studied a bunch of stuff, but crossed almost all of them out. But I did find one that I like.

19.    Julie Hyman:    Well, and it’s interesting to hear you describe this, because with the passing of Charlie Munger recently, you know, I was struck by his commentary that what he did got more and more difficult as time went on, especially because everything, he said, was overvalued at a certain point. So, now that you’ve been at this a little while, is it a lot harder, now, to find something than it was?

20.    Brad Jacobs:    So, two things there. One is, it’s a lot easier to do the business plan now, because I’ve made every mistake in the book and I’ve learned from them all, and I’ve learned what worked and what made all these companies very, very successful. In terms of finding something, there’s always something out there. I mean, you’re not looking for everything. You’re looking for one thing. So, it’s not, it’s no harder now than it was in the past. And, in some ways, it’s easier because I couldn’t have looked at hundreds and hundreds of deal flow, like I did the last year, 15 years ago. The world wasn’t as small and my relationships weren’t as strong, either.

21.    Julie Hyman:    So, you know, How to Make a Few Billion Dollars is the title of the book, which is, you know, a little bit funny, obviously, to a certain extent. But you know, you have done this. You know other people who have done this. What is sort of the characteristic of people who are able to build these kinds of businesses and make a few billion dollars? What really stands out to you that makes those people different?

22.    Brad Jacobs:    Many things, but if I had to just pick one, I would say it’s the way people think. Thinking in a way that problems are friends and not enemies. Thinking in a way where you can rearrange your brain to stay cool in the midst of all the incoming missiles that you get. Figuring out ways to think very big, very, very, very big and moving extremely fast. Those kind of, it’s really psychological, I would say was the main thing is, psychological differences that in some ways are abnormal and in some ways are very helpful.

23.    Julie Hyman:    And I think that was the thing that struck me about the book, thus far, is that whole “think different”, right. It struck me how much you were striving to do just that.

24.    Brad Jacobs:    Yeah

25.    Julie Hyman:    So, Brad, thanks for coming in. Obviously, we’re going to keep in touch and learn what you, what this industry is that you’re going to be getting into.

26.    Brad Jacobs:    Great to see you.

27.    Julie Hyman:    Appreciate it.

Cautionary statement regarding forward-looking statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates, expectations and projections at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described herein include, among others:

•        uncertainties as to the completion of the equity investment, the separation by SilverSun Technologies, Inc. (the “Company”) of its existing business into SilverSun Technologies Holdings, Inc. (the “spin-off”) and the other transactions contemplated by the investment agreement by and among Jacobs Private Equity II, LLC, the Company and the other parties thereto (the “Investment Agreement”), including the risk that one or more of the transactions may involve unexpected costs, liabilities or delays;

•        the risks associated with the Company’s relatively low public float, which may result in its common stock experiencing significant price volatility;

•        the possibility that competing transaction proposals may be made;

•        the risks associated with raising additional equity or debt capital from public or private markets to pursue acquisitions or other strategic investments, including in an amount that may significantly exceed the initial equity investment, and the effects that raising such capital may have on the Company’s business and the trading price of the Company’s common stock, including the possibility of substantial dilution;

•        the possibility that additional future financings may not be available to the Company on acceptable terms or at all;

•        the effects that the announcement, pendency or consummation of the equity investment, the spin-off and the other transactions contemplated by the Investment Agreement may have on the Company and its current or future business and on the price of the Company’s common stock;

•        the possibility that an active, liquid trading market for the Company’s common stock may not develop or, if developed, may not be sustained;

•        the possibility that the warrants, if issued, may not be exercised;

•        the possibility that various closing conditions for the equity investment, the spin-off and the other transactions contemplated by the Investment Agreement may not be satisfied or waived, or any other required consents or approvals may not be obtained within the expected timeframe, on the expected terms, or at all, including the possibility that the Company may fail to obtain stockholder approval for the transactions contemplated by the Investment Agreement;

•        the effects that a termination of the Investment Agreement may have on the Company, including the risk that the price of the Company’s common stock may decline significantly if the equity investment is not completed;

•        the risk that the spin-off may be more difficult, time-consuming or costly than expected or the possibility that the anticipated benefits of the spin-off may not be realized;

•        uncertainties regarding the Company’s focus, strategic plans and other management actions;

•        the risk that the Company, following the closing of the equity investment, is or becomes highly dependent on the continued leadership of Jacobs as chairman and chief executive officer and the possibility that the loss of Jacobs in these roles could have a material adverse effect on the Company’s business, financial condition and results of operations;

•        the risk that Jacobs’ past performance may not be representative of future results;

•        the risk that the Company is unable to attract or retain world-class talent;

•        the risk that the Company may be unable to identify suitable acquisition candidates or expeditiously consummate any particular acquisition candidate on acceptable terms or at all;

•        the risk that the failure to consummate an acquisition expeditiously, or at all, could have a material adverse effect on the Company’s business prospects, financial condition, results of operations or the price of the Company’s common stock;

•        the risk that the Company may fail to satisfy the ongoing requirements of Nasdaq if it is unable to expeditiously consummate an acquisition following the consummation of the spin-off;

•        the risks associated with cybersecurity and technology, including attempts by third parties to defeat the security measures of the Company and its business partners, and the loss of confidential information and other business disruptions;

•        the possibility that new investors in any future financing transactions could gain rights, preferences, and privileges senior to those of the Company’s existing stockholders;

•        the risks associated with the uncertain nature of the building products distribution industry in which Jacobs, upon becoming chairman and chief executive officer of the Company, plans to pursue acquisitions after consummation of the transactions contemplated by the Investment Agreement;

•        the possibility that industry demand may soften or shift substantially due to the cyclicality and seasonality of the building products distribution industry and its dependence on general economic conditions, including inflation or deflation, interest rates, consumer confidence, labor and supply shortages, weather and commodity prices;

•        the possibility that regional or global barriers to trade or a global trade war could increase the cost of products in the building products distribution industry, which could adversely impact the competitiveness of such products and the financial results of businesses in the industry;

•        the risks associated with potential litigation related to the transactions contemplated by the Investment Agreement or related to any possible subsequent financing transactions or acquisitions or investments;

•        uncertainties regarding general economic, business, competitive, legal, regulatory, tax and geopolitical conditions; and

•        other factors, including those set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements herein speak only as of the date each statement is made. Neither the Company nor any person undertakes any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Additional information and where to find it

In connection with the proposed equity investment, the Company will prepare a proxy statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”). When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTIONS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) from the Company’s website at https://www.silversuntech.com or by written request to the Company at 120 Eagle Rock Avenue, East Hanover, New Jersey 07936.

Participants in the solicitation

Jacobs Private Equity II, LLC and the Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed equity investment and the other transactions contemplated by the Investment Agreement. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2023 Annual Meeting of Stockholders, which was filed with the SEC on November 27, 2023. The interests of the Company and its directors and executive officers with regard to the proposed equity investment may differ from the interests of the Company’s stockholders generally, and stockholders may obtain additional information by reading the proxy statement and other relevant documents regarding the proposed equity investment and the other transactions contemplated by the Investment Agreement, when filed with the SEC.